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                                                                   EXHIBIT 99.3
[OLSTEN CORPORATION LOGO]


                  CONTACTS:  OLSTEN                     CO-COUNSEL
                             DAVID R. FLUHRER           JOSEPH A. TURANO, III
                             Vice President-            President and
                             Communications             Chief Executive Officer
                             (516) 844-7590             (713) 961-5552
                             102761.1054@               JOSEPH G. MCDEVITT
                             compuserve.com             Vice President-
                             ANTHONY J. PUGLISI         Finance
                             Senior Vice President-     (713) 961-5552
                             Finance
                             (516) 844-7110
FOR IMMEDIATE RELEASE


                     OLSTEN CORPORATION ANNOUNCES AGREEMENT
                          TO ACQUIRE CO-COUNSEL, INC.

                  PROPOSED ACQUISITION OF LEGAL STAFFING FIRM
               CONTINUES OLSTEN'S STRATEGIC EXPANSION OF SERVICES


MELVILLE, NY, May 28, 1996 -- Olsten Corporation (NYSE:OLS) today announced that it has signed a definitive agreement to acquire Co-Counsel, Inc. (Nasdaq:LEGL), a leading provider of temporary and full-time attorneys and paralegals to law firms and corporate law departments.

     The proposed transaction, valued at $13 million, would be accounted for as a pooling of interests and is subject to satisfaction of customary conditions, including approval by the shareholders of Co-Counsel and certain regulatory filings. The merger is expected to be completed by the end of July.

     Co-Counsel, founded in 1988, provides its legal services primarily through offices in Houston, Dallas, Chicago, New York and Los Angeles. Each of its offices will continue to be operated by practicing attorneys and paralegals who exclusively serve law firms and corporate law departments. The company reported 1995 revenues of $8.7 million. Olsten is a world leader in staffing services and North America's largest provider of home health care and related services.

     "We expect Co-Counsel to be a cornerstone for the growth of our legal staffing operations as we capitalize on opportunities to provide clients with higher value-added legal services," said Frank N. Liguori, Olsten Chairman and Chief Executive Officer. "The legal




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staffing industry, although still in its infancy, is growing rapidly. The acquisition of Co-Counsel fits well with our overall strategy of broadening our range of services and our geographic network." Liguori said the transaction would be neither accretive nor dilutive to Olsten's 1996 results.

     "The Co-Counsel acquisition and future expansion of Olsten's legal services will closely parallel development of our other Professional Services businesses, under which we currently provide accounting, professional/technical and paralegal staffing to large and small clients," said Olsten Staffing Services President Richard A. Piske, III. "We anticipate that Co-Counsel's legal and paralegal services will be made available to our current and potential clients through its own growing network of offices in major locations, and will be provided as part of the core offerings of Olsten
Staffing Services offices in many markets to give our customers the 'one-stop shopping' they require."

     "The opportunity to become part of Olsten Corporation," said Joseph A. Turano, III, Co-Counsel's President and Chief Executive Officer, "allows us to accelerate our expansion plans into new cities. Also, we believe this merger provides a great opportunity and significant benefits to our shareholders, our clients, our staff and contractors."

     "As founder of Co-Counsel," said Lisa Moore Turano, "I am especially pleased because this merger will enable the Company to accomplish its mission to be the preeminent provider of contract legal professionals."

     Primarily through Olsten Staffing Services, the Company operates 700 staffing or information technology offices in North America, South America and Europe, providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems. Through its Olsten Kimberly QualityCare subsidiary, the Company's 600 health care offices in the United States and Canada provide health care network management and caregivers for home health care and institutions, as well as management services to hospital-based home health agencies.

     Olsten Corporation, with a network of 1,300 offices on three continents, employed 650,000 people and provided services to more than 500,000 client/patient accounts last year. The Company reported 1995 systemwide sales of more than $3 billion and revenues of over $2.5 billion.





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